Exhibit 99.1

FOR IMMEDIATE RELEASE

Immunicon Corporation Announces Receipt of Notice from NASDAQ

Huntingdon Valley, PA, April 24, 2008 – Immunicon Corporation (NASDAQ-CM:IMMC) announced today that, on April 18, 2008, it received a notice from The NASDAQ Stock Market indicating that trading in Immunicon’s common stock will be suspended and Immunicon’s common stock will be delisted from The NASDAQ Capital Market at the opening of business on April 29, 2008, unless Immunicon appeals NASDAQ’s determination.

Immunicon had previously received notice from NASDAQ on April 2, 2008, indicating that Immunicon was not in compliance with Marketplace Rule 4310(c)(3) because Immunicon failed to have the minimum of $2,500,000 in stockholders’ equity required for continued listing on The NASDAQ Capital Market. Immunicon was provided until April 17, 2008 to submit a specific plan to achieve and sustain compliance with all applicable continued listing requirements of The NASDAQ Capital Market. In response, on April 18, 2008, Immunicon notified NASDAQ that it would not submit such a plan but rather would pursue quotation of its common stock on the Over-the-Counter Bulletin Board.

As such, Immunicon does not intend to appeal NASDAQ’s determination of the delisting date and is in the process of transferring the quotation of its common stock to the Over-the-Counter Bulletin Board. In that regard, Immunicon has been advised that a market maker has filed the necessary application with the Financial Industry Regulatory Authority to make a market in Immunicon’s common stock on the Over-the-Counter Bulletin Board. It is Immunicon’s expectation that its common stock will be eligible for quotation on the Over-the-Counter Bulletin Board on the delisting date.

About Immunicon Corporation

Immunicon Corporation is developing and commercializing proprietary cell- and molecular-based human diagnostic and life science research products, and is providing certain analytical services to pharmaceutical and biotechnology companies to assist them in developing new therapeutic agents, with an initial focus on cancer disease management. Immunicon has developed platform technologies to identify, count and characterize a small number of rare cells in blood, such as circulating tumor cells and circulating endothelial cells that are important in many diseases and biological processes. Immunicon’s products and underlying technology platforms also have application in cancer research and may have applications in other fields of medicine, such as cardiovascular and infectious diseases. For more information, please visit www.immunicon.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often preceded by words such as “hope,” “may,” “believe,” “anticipate,” “plan,” “expect,” “intend,” “assume,” “will” and similar expressions. Forward-looking statements contained in this press release include, among others, statements regarding the timing and success of Immunicon’s plan to remove its listing from The NASDAQ Capital Market and pursue a quotation of its common stock on the Over-the-Counter Bulletin Board and other statements not of historical fact. Immunicon cautions investors not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release, are based on the current expectations and intent of the management of Immunicon and involve certain factors, such as risks and uncertainties that may cause actual results to be far different from those suggested by these statements. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict, including, but not limited to, risks and uncertainties associated with: Immunicon’s ability to continue as a going concern; Immunicon’s dependence on Veridex, LLC, a Johnson & Johnson company; the risks and uncertainties associated with the arbitration proceeding with Veridex and the award in favor of Veridex given Immunicon’s dependence on Veridex; the ability to earn license and milestone payments under Immunicon’s agreement with Veridex; Immunicon’s capital and financing needs; research and development and clinical trial expenditures; commercialization of product candidates; Immunicon’s ability to obtain licenses from third parties to commercialize products; Immunicon’s ability to manage its growth; obtaining necessary regulatory approvals; reliance on third party manufacturers and suppliers; reimbursement by third party payors to Immunicon’s customers; compliance with applicable manufacturing standards; retaining key personnel; delays in the development of new products or planned improvements to products; effectiveness of products compared to competitors’ products;

protection of Immunicon’s intellectual property; conflicts with third party intellectual property; product liability lawsuits that may be brought against Immunicon; labor, contract or technical difficulties; and competitive pressures in Immunicon’s industry. These factors are discussed in more detail in Immunicon’s filings with the Securities and Exchange Commission. Except as required by law, Immunicon accepts no responsibility for updating the information contained in this press release beyond the published date, whether as a result of new information, future events or otherwise, or for modifications made to this document by Internet or wire services.

“Immunicon” and the Immunicon Corporation logo are registered trademarks of Immunicon Corporation. ALL RIGHTS RESERVED.

Contact Information: Teresa O. Lipcsey Principal Accounting Officer 215-346-8311 tlipcsey@immunicon.com	Investors/Media: Tierney Communications Denise Portner Vice President 215-790-4395 dportner@tierneyagency.com